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                                                                    EXHIBIT 23.4


                         CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 15, 1997, with respect to the consolidated financial statements of Mark Twain Bancshares, Inc. incorporated by reference in the Registration Statement (Form S-4) and related Prospectus of Mercantile Bancorporation Inc. and Mercantile Capital Trust I for the registration of $150,000,000 Floating Rate Capital Trust Pass-through Securities (the "Capital Securities") of Mercantile Capital Trust I, Floating Rate Junior Subordinated Deferrable Interest Debentures due 2027 of Mercantile Bancorporation Inc. and Mercantile Bancorporation Inc. Guarantee with respect to the Capital Securities.



                                       /s/ Ernst & Young LLP

April 9, 1997
St. Louis, Missouri